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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer subject to Sec-
     tion 16. Form 4 or Form 5 obligations
     may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

  Newman,                           Steven                  A.
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   (Last)                            (First)              (Middle)


  12701 Fair Lakes Circle, Suite 550
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                                    (Street)

  Fairfax,                           Virginia               22033
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   (City)                            (State)                (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

  Xybernaut Corporation (XYBR)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

  December 31, 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                            Executive Vice President
                            ------------------------
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.             6.
                                                                 4.                             Amount of      Owner-
                                                                 Securities Acquired (A) or     Securities     ship
                                                                 Disposed of (D)                Beneficially   Form:      7.
                                                                 (Instr. 3, 4 and 5)            Owned at End   Direct     Nature of
                                      2.            3.           -----------------------------  of Issuer's    (D) or     Indirect
1.                                    Transaction   Transaction                  (A)            Fiscal Year    Indirect   Beneficial
Title of Security                     Date          Code             Amount      or     Price   (Instr. 3      (I)        Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)            and 4)         (Instr.4)  (Instr. 4)
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Common Stock, par value $.01
per share                             --            --               --          --     --       1,593,115      D         --
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                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)          Amount    ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------          or        Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-          Number    ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title   Shares    5)       4)        4)       4)
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $3.000   4/10/96           50,000        immed.   4/10/06   Stock    50,000           33,333    D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $2.6125  1/2/97            50,000        immed.   1/2/07    Stock    50,000           38,278    D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $2.8125  8/28/97           10,000        immed.   8/28/07   Stock    10,000           0         D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $4.3125  8/28/98           10,000        immed.   8/28/08   Stock    10,000           10,000    D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $1.5625  8/27/99           10,000        immed.   8/27/09   Stock    10,000           10,000    D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $1.7800  9/24/99           31,750         (1)     9/24/09   Stock    31,750           31,750    D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $1.3750  10/1/99           300,000       immed.   10/1/09   Stock    300,000          288,389   D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $4.0938  12/3/99           100,000       immed.   12/3/09   Stock    100,000          100,000   D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $4.8130  10/20/00          50,000        immed.   10/20/10  Stock    50,000           50,000    D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $2.2300  4/24/01   A       300,000       immed.   4/24/11   Stock    300,000          300,000   D
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Options to
Purchase Common                                                                 Common
Stock, $.01 par     $2.2800  12/31/01  A       240,384       immed.   12/31/11  Stock    240,384          240,384   D
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====================================================================================================================================

Explanation of Responses:

(1) Exercisable in three equal annual installments, beginning September 24, 1999.


 /s/ Steven A. Newman                                          February 12, 2002
-------------------------------------------                    -----------------
**Signature of Reporting Person                                       Date
  Steven A. Newman


*   If the form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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